Contact:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION
GOODWILL WRITE OFF IMPACTS YEAR END RESULTS
For Immediate Release

MOUNT CLEMENS, Mich., February 6, 2009, Community Central Bank Corporation (NasdaqGM:CCBD), the holding company for Community Central Bank, today reported results for the fourth quarter and full year ended December 31, 2008. The Corporation and Bank continue to be “Well Capitalized,” the highest regulatory capital level.

The Corporation reported a net loss of $1,962,000 or ($0.53) per diluted common share for the twelve months ended December 31, 2008. This compares to net income of $724,000 or $0.19 per diluted common share for 2007. The results for the fourth quarter ended December 31, 2008 was a net loss of $2,581,000 or ($0.69) per diluted common share. This compares to a net loss of $1,067,000, or a ($0.29) loss per diluted common share for the fourth quarter ended December 31, 2007. The fourth quarter 2008 results were impacted by a non-cash impairment charge of $743,000 related to goodwill and loan loss provision expense. The goodwill write-off involved the Corporation’s 2003 acquisition of North Oakland Community Bank. The former North Oakland Community Bank has been fully absorbed into Community Central Bank as its Rochester Hills Branch and no longer had any independent goodwill associated with it. The impairment charge had no impact on regulatory capital.

David A. Widlak, President and CEO commented, “Despite the difficult operating environment, we continued to grow during 2008. We added new relationships, with an emphasis on core deposit generation and supplemented our capital base during the year. The injection of additional capital from the preferred stock offering further improved the Corporation’s liquidity and capital ratios, which were already above regulatory requirements for well-capitalized banks. We are proud of the confidence demonstrated by local investors and directors in our organization. We saw a slight improvement in the level of nonperforming loans during the fourth quarter 2008 and a reduction in construction and development loans, which now comprise less than 5% of the total loan portfolio. The overall results were negatively affected by the fourth quarter loan loss provision and the additional write-downs and costs associated with the Bank’s repossessed real estate. While earnings continue to be pressured by the tough economy, our strategy remains to diversify revenue and maintain capital at the Bank and Holding Company. We continue to see opportunities in our markets and are reviewing the strategic benefits of these opportunities on both a short and long-term basis.”

The Corporation recorded a $5.4 million provision for loan losses in the fourth quarter of 2008, based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Total nonperforming assets (which include nonaccruing loans, accruing loans 90 days or more past due, troubled debt restructured loans and foreclosed assets) as a percentage of total assets was 5.33% at December 31, 2008, compared to 5.00% at September 30, 2008 and 3.61% at December 31, 2007. The quarterly increase in nonperforming assets was primarily attributable to an

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Community Central Bank Corp.
Q4 and 12-month 2008 results

increase in restructured loans, as nonaccruing loans as a percentage of total loans decreased to 4.32% from 5.45% in the prior quarter and 4.35% for the prior year end. It should be noted that of the $8.2 million in loans reported as Restructured Troubled Debt, $5.0 million were contractually current at December 31, 2008 and represent 61% of that classification. The allowance for loan losses at December 31, 2008, was $7.3 million, or 1.80% of total loans and 28.36% of nonperforming loans (which includes nonaccruing loans, accruing loans 90 days or more past due and troubled debt restructured loans) versus $6.4 million, or 1.64% of total loans and 35.70% of nonperforming loans at December 31, 2007.

Net loan charge offs on an annualized basis totaled 217 basis points for 2008 versus 27 basis points for 2007. Total year to date net loan charge offs were $8.6 million in 2008 versus $1.0 million in 2007. Approximately $6.0 million, or 70% of net loan charge offs, were on builder/developer loans and reflect our local market conditions.

Net interest income for the fourth quarter of $3.0 million remained unchanged from the fourth quarter of 2007. The net interest margin of 2.37% on a taxable equivalent basis remained unchanged from the third quarter of 2008 and was down slightly from the fourth quarter of 2007 when it was 2.59%. Both net interest margin of 2.30% and net interest income of $11.4 million for the full year ended were negatively affected in 2008 compared to 2007 when it was 2.68% and $12.2 million, respectively. This was the result of the foregone and reversed interest on nonaccrual loans which impacted net interest margin and net interest income by approximately $1.7 million, or 34 basis points, respectively.

Noninterest income was $4.0 million for the fourth quarter of 2008, an increase of $2.7 million from the fourth quarter of 2007. The increase was primarily related to a net increase of $2.6 million in the fair market value of an interest rate swap as measured under Statement of Financial Accounting Standards (SFAS 159). The interest rate swap was intended from inception to hedge the Corporation’s subordinated debenture issuance which is also measured under SFAS 159. In the first quarter of 2009, the Corporation elected to unwind the interest rate swap position with the counterparty which resulted in realizing $3.3 million, which represented substantially all of the unrealized gains which had been recorded as noninterest income, under SFAS 159 through December 31, 2008.  This was based on management’s determination that the interest rate swap would no longer provide a benefit to the Corporation. The remainder of the increase in SFAS 159 related income for the fourth quarter was largely attributable to the fair value of the subordinated debenture connected with the February 2007 Trust Preferred Issuance. The widening of market credit spreads for subordinated debentures and trust preferred securities experienced during 2008 dramatically increased the relative fair value of this financial liability. The interest rate swap hedge did not cover changes in credit spreads, which typically occur over much longer periods

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Community Central Bank Corp.
Q4 and 12-month 2008 results

of time than we are currently experiencing.  Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Noninterest income was $11.5 million for 2008, an increase of $5.8 million, or 101.2%, from 2007. The increase was largely attributable to the aforementioned net change in fair value of the subordinated debenture and interest rate swap over the twelve month period.

Noninterest expense was $5.5 million for the fourth quarter of 2008, an increase of $2.0 million or 57.8% from the fourth quarter of 2007. Increase in salaries and benefits of $150,000, or 8.0% in the fourth quarter of 2008, was the result of a severance expense to a non-executive officer. No bonuses have been paid or accrued for the named executive officers for 2007 and 2008. Salaries and benefits for 2008 decreased $326,000 or 4.1%, from 2007, as a result of staffing reductions and continued emphasis on efficiency. Other operating expense totaled $3.0 million for the fourth quarter and $7.3 million for the full year of 2008, increasing $1.9 million and $3.2 million, respectively from the fourth quarter and full year 2007. This was primarily the result of valuation charges and carrying costs incurred on foreclosed property. Increases in legal expense on loan workouts and other costs such as FDIC insurance also contributed to the increase.

At December 31, 2008, the Corporation’s total assets were $557.0 million, an increase of $36.6 million from December 31, 2007. Total loans of $407.1 million increased $17.2 million, or 4.4%, from December 31, 2007. Increases in commercial loans were partially offset by decreases in all other loan categories. Total deposits of $357.4 million increased $28.7 million, or 8.7%, for the twelve months ended December 31, 2008. Increases for the period were primarily comprised of noninterest bearing demand deposits of $2.5 million and time deposits of $42.3 million, which offset declines in money market savings of $14.1 million as depositors sought higher yielding instruments. Total equity of $34.4 million increased $1.2 million from $33.2 million at December 31, 2007 as increases from the sale of preferred stock and other comprehensive income were partially offset by decreases from net losses and early year cash dividends.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

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Community Central Bank Corp.
Q4 and 12-month 2008 results

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; changes in the national and local economy; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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(financial schedules follow)

Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data

	Three months ended December 31,		Twelve months ended December 31,
	(Unaudited	Unaudited	Unaudited	Audited
	2008	2007	2008	2007
OPERATIONS	(in thousands)		(in thousands)
Interest income
Loans	$6,398	$6,990	$25,640	$27,904
Taxable securities	1,021	772	3,743	3,018
Tax-exempt securities	136	305	653	1,402
Federal funds sold	13	60	386	601
Total interest income	7,568	8,127	30,422	32,925

Interest expense
Deposits	2,879	3,377	12,112	14,138
Rep Agreement and Fed Funds	321	274	1,144	912
FHLB Advances	1,192	1,125	4,884	4,059
ESOP loan interest	- - -	1	1	6
Subordinated debentures	204	352	906	1,620
Total interest expense	4,596	5,129	19,047	20,735

Net interest income	2,972	2,998	11,375	12,190

Provision for credit losses	5,434	2,600	9,502	3,600
Net interest income after provision	(2,462)	398	1,873	8,590

Noninterest income
Fiduciary income	82	115	370	437
Deposit service charges	105	134	488	419
Net realized security gains	20	(30)	214	(74)
Mortgage banking income	221	523	1,562	2,365
Change in fair value of assets/liabilities	3,421	231	7,541	1,392
Other income	148	321	1,276	1,153
Total noninterest income	3,997	1,294	11,451	5,692

Noninterest expense
Salaries, benefits and payroll taxes	2,021	1,871	7,572	7,898
Occupancy expense	465	462	1,822	1,806
Other operating expense	3,040	1,169	7,324	4,149
Total noninterest expense	5,526	3,502	16,718	13,853
Income (loss) before taxes	(3,991)	(1,810)	(3,394)	429

Provision for income taxes	(1,410)	(743)	(1,432)	(295)
Net income (loss)	$(2,581)	$(1,067)	$(1,962)	$724

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Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
PER SHARE DATA
Basic earnings per share	$(0.69)	$(0.29)	$(0.53)	$0.19
Diluted earnings per share	$(0.69)	$(0.29)	$(0.53)	$0.19
Book value per share	$8.39	$8.90	$8.39	$8.90
Basic average shares outstanding (000’s)	3,735	3,725	3,731	3,833
Diluted average shares outstanding (000’s)	3,750	3,740	3,737	3,875
Actual shares outstanding (000’s)	3,735	3,733	3,735	3,733

Net interest margin (fully tax-equivalent)	2.37%	2.59%	2.30%	2.68%

Condensed Balance Sheet

	Unaudited	Audited
	December 31,	December 31,
	2008	2007
	(In thousands)
Assets
Cash and equivalents	$16,162	$9,183
Investments	83,944	73,313
Trading securities	17,463	20,115
Residential mortgage loans held for sale	3,302	4,848
Loans	407,117	389,912
Allowance for loan losses	(7,315)	(6,403)
Other assets	36,277	29,337
Total Assets	$556,950	$520,305

Liabilities and Stockholders’ Equity
Deposits	$357,376	$328,635
Repurchase agreements	39,394	32,659
Federal Home Loan Bank advances	108,200	104,495
Other liabilities	4,829	3,691
Subordinated debentures	12,757	17,597
Equity	34,394	33,228
Total Liabilities and Equity	$556,950	$520,305

Condensed balance sheet data contains adjustments for fair value option SFAS 159

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	December 31,	December 31,
	2008	2007
	(In thousands)

OTHER DATA- dollars in thousands

Equity to total assets	6.18%	6.39%
Tier 1 Leverage Ratio	8.20%	8.37%
Tier 1 Capital to Risk-Weighted Assets	10.32%	10.29%
Total Capital to Risk-Weighted Assets	13.11%	13.28%

Troubled debt restructuring - Current	4,970	253
Troubled debt restructuring - Past due	3,192	----
Loans past due 90 days and still accruing	44	723
Nonaccrual loans	17,584	16,962
Other real estate owned	2,913	854
Other repossessed collateral	976	----

Allowance for loan losses to total loans	1.80%	1.64%
Allowance for loan losses to nonperforming
loans (a)	28.36%	35.70%
Nonaccruing loans to total loans	4.32%	4.35%
Nonperforming loans to total loans	6.33%	4.60%
Nonperforming assets to total assets (b)	5.33%	3.61%

(a)	Nonperforming loans include nonaccrual loans, accruing loans 90 days or more past due and troubled debt restructured loans.
(b)	Nonperforming assets include nonperforming loans and foreclosed assets.

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